December 28, 2015

Mr Adam Levin

VC2 Partners, LLC

10951 Pico Boulevard

Suite 102

Los Angeles, CA 90064

Dear Mr Levin

NOTICE OF DEFAULT -- Mimio, LLC

It is with extreme disappointment and regret that, once again, we find it necessary to re-visit your failure to abide by the terms of the Membership Interest Purchase Agreement entered into between us on September 28, 2015 (the “Agreement”), as amended. You will recall that, due to previous failures, it was necessary to amend the Agreement on three separate occasions to provide you with further accommodations and opportunities to meet your payment obligations. The latest amendment, Amendment No 3, obligated you to make a final payment of the balance of the Note, plus accrued interest, on or before December 15, 2016. You failed to do so.

Your default, without explanation or excuse, has caused, and will continue to cause, Skyview considerable loss and damage, all of which we will recover from you in full. To mitigate our losses, we hereby demand that you immediately make payment of the sums due under the Note (i.e. $1,460,507.50, plus accrued interest). If payment is not received in our account by 5 pm (Pacific time) on December 30, 2016, we will begin to exercise our rights against the securities and guarantees available to us. Accordingly, we reserve all of our rights.

Yours sincerely,

SKYVIEW CAPITAL, LLC

James F Hall
Executive Vice President and General Counsel

cc:	Stephen A. Weiss, Esq.	Michael Pope, Esq.
	CKR Law, LLP	Vert Capital, LLC
	35th Floor	VC2 partners, LLC
1330 Avenue of the Americas
New York, NY 10019

	Adam Colley, Esq.	Mark Elliott, Esq.
	Crestmark Bank,	Boxlight Corporatoin
5480 Corporate Drive
Suite 350
Troy, Michigan 48098

Suite 810-N, 2000 Avenue of the Stars, Los Angeles, CA 90067